UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2016

SENSEONICS HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37717	47-1210911
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20451 Seneca Meadows Parkway Germantown, MD 20876-7005
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code:  (301) 515-7260

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement

Amended and Restated Loan and Security Agreement.

On June 30, 2016 (the “Closing Date”), Senseonics Holdings, Inc. (the “Company”) and Senseonics, Incorporated, a wholly-owned subsidiary of the Company (together with the Company, “Senseonics”) entered into an Amended and Restated Loan and Security Agreement with Oxford Finance LLC (“Oxford”) and Silicon Valley Bank (“SVB”) (collectively, the “Lenders”). Pursuant to the Amended and Restated Loan and Security Agreement, Senseonics may potentially borrow up to an aggregate principal amount of $30.0 million in the following four tranches: $15.0 million (“Tranche 1 Term Loan”); $5.0 million (“Tranche 2 Term Loan”); $5.0 million (“Tranche 3 Term Loan”); and $5.0 million (“Tranche 4 Term Loan”) (each, a “Term Loan,” and collectively, the “Term Loans”). The funding conditions for the Tranche 1 Term Loan were satisfied as of the Closing Date.  Therefore, a principal amount of $15.0 million was issued to Senseonics on the Closing Date. Senseonics may borrow the Tranche 2 Term Loan on or before December 31, 2016 if the Lenders confirm that Senseonics received positive data in its U.S. pivotal trial of Eversense, and Senseonics files a pre-market approval (“PMA”) application for Eversense in the United States with the FDA.  Senseonics may borrow the Tranche 3 Term Loan on or before April 30, 2017 if it borrows the Tranche 2 Term Loan and completes the first commercial sale of its second-generation transmitter in the European Union.  Senseonics may borrow the Tranche 4 Term Loan on or before December 31, 2017 if it borrows the Tranche 2 and Tranche 3 Term Loans, receives PMA approval from the FDA for Eversense, and achieves trailing six-month revenue for the applicable period of measurement of at least $4.0 million. The maturity date for all Term Loans is June 1, 2020 (the “Maturity Date”).

The Term Loans bear interest at a floating annual rate of 6.31% plus the greater of (i) 90-day U.S. Dollar LIBOR reported in the Wall Street Journal or (ii) 0.64%, provided that the minimum floor interest rate is 6.95%, and require monthly payments. The monthly payments initially consist of interest-only.  After twelve months, the monthly payments will convert to payments of principal and monthly accrued interest, with the principal amount being amortized over the ensuing 36 months. However, if Senseonics borrows the Tranche 2 Term Loan and the Tranche 3 Term Loan, the interest-only period will be extended by an additional six months, and the amortization period will be shortened to thirty months. At maturity (or earlier prepayment), Senseonics is also required to make a final payment equal to 9.00% of the aggregate principal balances of the funded Term Loans.

In the event that Senseonics achieves the requirements to borrow the Tranche 3 Term Loan or the Tranche 4 Term Loan, and elects not to borrow either tranche, Senseonics is obligated to pay the Lenders a non-utilization fee of 2.00% of the undrawn amounts.

Senseonics may elect to prepay all Term Loans prior to the Maturity Date subject to a prepayment fee equal to 3.00% if the prepayment occurs within one year of the funding date of any Term Loan, 2.00% if the prepayment occurs during the second year following the funding date of any Term Loan, and 1.00% if the prepayment occurs more than two years after the funding date of any Term Loan and prior to the Maturity Date.

The Amended and Restated Loan and Security Agreement contains customary events of default, including bankruptcy, the failure to make payments when due, the occurrence of a material impairment on the Lenders’ security interest over the collateral, a material adverse change, the occurrence of a default under certain other agreements entered into by Senseonics, the rendering of certain types of judgments against Senseonics, the revocation of certain government approvals of Senseonics, violation of covenants, and incorrectness of representations and warranties in any material respect.  Upon the occurrence of an event of default, subject to specified cure periods, all amounts owed by Senseonics would begin to bear interest at a rate that is 5.00% above the rate effective immediately before the event of default, and may be declared immediately due and payable by Lenders.

The Term Loans are collateralized by all of Senseonics’ assets other than Senseonics’ intellectual property. The intellectual property of Senseonics is subject to a negative pledge.  The Amended and Restated Loan and Security Agreement also contains certain restrictive covenants that limit Senseonics’ ability to incur additional indebtedness and liens, merge with other companies or consummate certain changes of control, acquire other companies, engage in new lines of business, make certain investments, pay dividends, transfer or dispose of assets, amend certain material agreements or enter into various specified transactions, as well as financial reporting requirements.

Warrants.

In connection with the entry into the Amended and Restated Loan and Security Agreement, the Company issued the Lenders warrants to purchase an aggregate of 116,581 the Company’s common stock with an exercise price of $3.86 per share (the “Warrants”).  The Warrants are exercisable for ten years from the day of issuance. The Lenders also have the right to net exercise the Warrants for shares of the Company’s common stock.  In the event the Company borrows the Tranche 2 Term Loan, the Tranche 3 Term Loan or the Tranche 4 Term Loan, the Company also agreed to issue the Lenders warrants to purchase shares of the Company’s common stock equal to 3.00% of the funded Term Loan divided by the Warrant Price (as defined below). The exercise price of such warrants will be equal to the lower of (i) the average closing price for the previous ten days of trading (calculated on the day prior to funding), or (ii) the closing price of the shares on the day prior to the funding day (the “Warrant Price”).

The foregoing descriptions in this Current Report on Form 8-K of the material terms of the Amended and Restated Loan and Security Agreement and the Warrants do not purport to be complete descriptions of the rights and obligations of the parties thereunder and are qualified in their entirety to the Amended and Restated Loan and Security Agreement and the Form of Warrant, which the Company will file as exhibits to the Quarterly Report on Form 10-Q for the quarter ending June 30, 2016.

Item 1.02Termination of a Material Definitive Agreement

On the Closing Date, Senseonics used approximately $11 million of the Tranche 1 Term Loan proceeds to repay the outstanding balance under that certain Loan and Security Agreement, by and between Senseonics, Incorporated and Oxford, dated as of July 31, 2014 (as amended, the “Original Loan Agreement”), including the applicable final payment fee due thereunder of $1 million. Upon receipt of the outstanding balance and payment of the final payment fee , Oxford waived the prepayment fee under the Original Loan Agreement. As a result of the repayment, the Original Loan Agreement was terminated.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet
   Arrangement of a Registrant.

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information in Item 1.01 above is incorporated by reference into this Item 3.02.

The Company relied on the exemption from registration under Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and Section 4(a)(2) of the Securities Act, for the issuance of the Warrants and the shares of common stock issuable pursuant to such Warrants (the “Warrant Shares”). Each holder of the Warrants represented that it is an “accredited investor” as defined in Regulation D of the Securities Act. The Warrants and the Warrant Shares have not been registered under the Securities Act, or state securities laws, and may not be offered or sold in the United States without either being first registered or otherwise exempt from registration in any further resale or disposition.

Item 8.01Other Events

On July 6, 2016, the Company issued a press release announcing the entry into the Amended and Restated Loan and Security Agreement.

A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K, the contents of which are incorporated herein by reference. The information contained in this Current Report on Form 8-K speaks only as the date hereof. While the Company may elect to update the information in this Current Report on Form 8-K in the future, the Company disclaims any obligation to do so except to the extent required by applicable law.

 Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

 NumberDescription

99.1    Press release of Senseonics Holdings, Inc. dated July 6, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2016	SENSEONICS HOLDINGS, INC.

	By:	/s/ R. Don Elsey
	Name:	R. Don Elsey
	Title:	Chief Financial Officer